Exhibit 8.2

[Letterhead of Buchanan Ingersoll & Rooney PC]

October 8, 2007

Board of Directors

Wheeling-Pittsburgh Corporation

1134 Market Street

Wheeling, West Virginia 26003

Re:	Agreement and Plan of Merger and Combination dated March 16,

2007 by and among Wheeling Pittsburgh Corporation, Esmark

Incorporated, Clayton Acquisition Corporation, WPC Merger

Corporation and Esmark Merger, Inc.

Ladies and Gentlemen:

We have acted as counsel to the Independent Committee of the Board of Directors of Wheeling-Pittsburgh Corporation (“Wheeling-Pittsburgh”), a Delaware corporation, in connection with the Agreement and Plan of Merger and Combination (including the exhibits thereto, the “Agreement”), dated as of March 16, 2007 by and among Wheeling-Pittsburgh, Esmark Incorporated, a Delaware corporation (“Esmark”), Clayton Acquisition Corporation, a Delaware corporation (“New Esmark”), WPC Merger Corporation., a Delaware corporation (“WPC Merger”), and Esmark Merger, Inc., a Delaware corporation (“Esmark Merger”), whereby Esmark Merger will be merged with and into Esmark with Esmark surviving (the “Esmark Merger Transaction”), and WPC Merger will merge with and into Wheeling-Pittsburgh with Wheeling-Pittsburgh surviving (the “Wheeling-Pittsburgh Merger Transaction” and, together with the Esmark Merger Transactions, the “Combination”) on the terms and conditions set forth therein. The time at which the Mergers become effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-142822), which includes the Proxy Statement/Prospectus referred to in the Agreement (the “Registration Statement”) filed by New Esmark with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined (i) the Agreement, (ii) the Registration Statement, and (iii) the representation letters delivered to us for purposes of this opinion by Wheeling-Pittsburgh, Esmark, New Esmark, and certain of their shareholders (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Combination will be effected in accordance with the Agreement, (ii) the statements, representations and warranties concerning the Combination set forth in the Agreement, and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the parties in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the respective parties, or any representations similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, the discussion contained in the Registration Statement under the caption “Material Tax Consequences to U.S. Holders of Wheeling-Pittsburgh Stock” constitutes, insofar as it contains conclusions as to United States federal income tax law pertaining to the U.S. Holders of Wheeling-Pittsburgh stock as defined in the Registration Statement, in all material respects, our opinion regarding the United States federal income tax matters described therein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Combination to any Wheeling-Pittsburgh shareholder that is not a U.S. Holder or under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement, and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ John P. Warner